Exhibit 99.1

Armstrong World Industries Reports Third-Quarter 2021 Results

Key Highlights

•	Net sales up 19% versus the prior-year quarter
•	Operating income flat versus the prior-year quarter
•	Adjusted EBITDA up 8% versus the prior-year quarter
•	Reaffirming the midpoints of 2021 guidance

LANCASTER, Pa., October 26, 2021 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported year-over-year sales and adjusted EBITDA growth for the third quarter of 2021 as the company’s ability to manage inflationary and supply chain challenges helped offset uneven market conditions.

“As the market continued to recover throughout the third-quarter, we delivered solid sales growth driven by strong price realization and the sales benefits of the 2020 acquisitions we made to expand our Architectural Specialties business,” said Vic Grizzle, President and CEO of Armstrong World Industries. “Our employees executed well in the face of supply chain challenges and inflationary pressures to maintain our best-in-class service levels. Additionally, in the quarter we continued to advance our Healthy Spaces and digital growth initiatives, which positions us to deliver further growth as the pace of the non-residential construction market recovery accelerates in 2022.”

Third-Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2021	2020	Change
Net sales	$292.2	$246.3	18.6%
Operating income	$72.1	$72.3	(0.3)%
Earnings from continuing operations	$50.8	$54.2	(6.3)%
Diluted earnings per share	$1.06	$1.13	(6.2)%
Net cash provided by operating and investing activities	$57.4	$7.2	697.2%

Additional Non-GAAP* Measures
Adjusted EBITDA	$99	$92	8%
Adjusted net income	$56	$51	9%
Adjusted diluted earnings per share	$1.17	$1.07	9%
Adjusted free cash flow	$58	$46	28%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable GAAP measure are found in the tables at the end of this press release. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Third-quarter 2021 consolidated net sales increased 18.6% from prior-year results, driven primarily by favorable Average Unit Value (“AUV”) of $26 million and incremental sales from the acquisitions of Turf, Moz and Arktura in 2020 (“2020 Acquisitions”) of $16 million. Sales volumes for both segments continued to recover compared to prior-year results, although the resurgence of the pandemic in certain markets and supply chain and labor disruptions have resulted in project delays.

Operating income was essentially unchanged from third-quarter 2020 results, as positive AUV in the Mineral Fiber segment, an increase in WAVE equity earnings, the positive margin impact of incremental net sales from the 2020 Acquisitions and a 2020 CARES Act Employee Retention Credit (“ERC”) provided favorability. This favorability was offset by higher SG&A costs attributable to the 2020 Acquisitions, higher manufacturing costs, increased incentive and deferred compensation expenses, a resumption of more normalized discretionary spending compared to cost curtailments in the prior-year due to COVID-19 uncertainty, and investments for future growth. The prior-year period benefited from a gain on the sale of an idled, legacy Mineral Fiber plant in China. Excluding this gain, third-quarter operating income increased 10% versus prior-year results.

Third-Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2021	2020	Change
Net sales	$214.5	$187.3	14.5%
Operating income	$68.5	$58.1	17.9%
Adjusted EBITDA*	$86	$79	10%

Third-quarter 2021 Mineral Fiber net sales increased 14.5% due to a 14% increase in AUV and a 1% increase in sales volumes. AUV performance was driven primarily by increases in like-for-like pricing and favorable channel mix compared to the third quarter of 2020.

Third-quarter Mineral Fiber operating income increased 17.9% from prior-year results primarily due to a $20 million benefit from favorable AUV, an $8 million increase in WAVE equity earnings and a $4 million benefit related to the ERC, which was partially offset by a $10 million increase in manufacturing costs, a $4 million increase in incentive and deferred compensation expenses, higher SG&A expenses attributable to more normalized discretionary spending and investments in growth initiatives.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2021	2020	Change
Net sales	$77.7	$59.0	31.7%
Operating income	$5.0	$9.1	(45.1)%
Adjusted EBITDA*	$13	$13	1%

Third-quarter 2021 net sales in Architectural Specialties increased 31.7% from prior-year results, driven by a $16 million increase from the 2020 Acquisitions and higher organic sales volumes due to recovering economic activity as COVID-19 impacts decline.

The year-over-year decline in operating income was primarily driven by an $8 million increase in SG&A expenses related to the 2020 Acquisitions and the negative margin impact from custom project delays in an inflationary environment, which were partially offset by the positive impact of increased sales.

Unallocated Corporate

The Company reported an Unallocated Corporate operating loss of $1.4 million in the third quarter of 2021 compared to income of $5.1 million in the third quarter of 2020, driven primarily by the $7 million gain reported in the prior-year period from the sale of an idled, legacy Mineral Fiber plant in China.

Current 2021 Outlook

“Although the recovery in our markets was uneven throughout the quarter, it is improving, and we see many strong indicators of future growth.  We remain focused on our long-term strategic growth priorities by investing in our Healthy Spaces and digital initiatives that are driving higher SG&A and capital investments. In addition, with our robust cash flow generation, we remain confident in our ability to execute against all our capital allocation priorities,” said Brian MacNeal, AWI CFO. “In light of third-quarter results, we are narrowing our full year guidance and maintaining our prior mid-point guidance. We now expect increased net sales of 17% to 18% and adjusted EBITDA of 13% to 15% versus the prior year.”

	For the year ending December 31, 2021
(Dollar amounts in millions except per-share data)	Prior Guidance			Current Guidance
Net Sales	$1,085	to	$1,105	$1,095	to	$1,105
Adjusted EBITDA*	$370	to	$380	$372	to	$378
Adjusted diluted earnings per share*	$4.20	to	$4.40	$4.25	to	$4.35
Adjusted free cash flow*	$195	to	$210	$198	to	$208

Earnings Webcast

Management will host a live internet broadcast beginning at 10:00 a.m. E.T. today, to discuss third-quarter 2021 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

COVID-19

The impact of the COVID-19 pandemic on our future consolidated results of operations remains uncertain. In 2020, we experienced a significant decrease in customer demand throughout our business during the second through fourth quarters due to COVID-19. Specifically, we noted delays in construction driven by temporary closures of non-essential businesses, with the most significant impacts in the major metropolitan areas impacted by COVID-19. In response to COVID-19, we temporarily reduced capital expenditures and discretionary spending including compensation, travel and marketing expenses in 2020. Customer demand continued to improve in the first nine months of 2021 but remained lower than pre-pandemic levels. We continue to monitor and manage the impact of COVID-19 and its potential impacts to our business, most notably global supply chain and labor disruptions, which have contributed to raw material and transportation cost inflation, in addition to construction activity delays.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With $937 million in revenue in 2020, AWI has approximately 2,800 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended September 30, 2021 that the Company expects to file with the SEC today.

Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$292.2	$246.3	$824.1	$698.2
Cost of goods sold	181.5	155.1	521.0	447.9
Gross profit	110.7	91.2	303.1	250.3
Selling, general and administrative expenses	62.3	41.0	176.5	108.8
Change in fair value of contingent consideration	(0.3)	-	(9.8)	-
(Gain) related to sale of fixed and intangible assets	-	(6.9)	-	(21.0)
Equity (earnings) from joint venture	(23.4)	(15.2)	(68.1)	(48.2)
Operating income	72.1	72.3	204.5	210.7
Interest expense	6.1	6.1	17.4	18.7
Other non-operating (income) expense, net	(1.4)	(3.2)	(4.3)	361.8
Earnings (loss) from continuing operations before income taxes	67.4	69.4	191.4	(169.8)
Income tax expense (benefit)	16.6	15.2	48.0	(50.9)
Earnings (loss) from continuing operations	50.8	54.2	143.4	(118.9)
Net gain (loss) from discontinued operations	-	(0.2)	(2.1)	(3.0)
Net earnings (loss)	$50.8	$54.0	$141.3	$(121.9)

Diluted earnings (loss) per share of common stock, continuing operations	$1.06	$1.13	$2.98	$(2.48)
Diluted (loss) per share of common stock, discontinued operations	$-	$-	$(0.04)	$(0.06)

Net earnings (loss) per share of common stock	$1.06	$1.13	$2.94	$(2.54)
Average number of diluted common shares outstanding	47.8	48.0	48.0	47.9

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net Sales
Mineral Fiber	$214.5	$187.3	$611.3	$542.9
Architectural Specialties	77.7	59.0	212.8	155.3
Total net sales	$292.2	$246.3	$824.1	$698.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Segment operating income (loss)
Mineral Fiber	$68.5	$58.1	$201.2	$173.7
Architectural Specialties	5.0	9.1	7.5	20.9
Unallocated Corporate	(1.4)	5.1	(4.2)	16.1
Total consolidated operating income	$72.1	$72.3	$204.5	$210.7

Selected Balance Sheet Information

(Amounts in millions)

	(Unaudited) September 30, 2021	December 31, 2020
Assets
Current assets	$310.3	$311.8
Property, plant and equipment, net	527.3	529.9
Other noncurrent assets	867.3	876.8
Total assets	$1,704.9	$1,718.5
Liabilities and shareholders’ equity
Current liabilities	$194.3	$172.3
Noncurrent liabilities	988.4	1,095.3
Equity	522.2	450.9
Total liabilities and shareholders’ equity	$1,704.9	$1,718.5

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Net earnings (loss)	$141.3	$(121.9)
Other adjustments to reconcile net earnings (loss) to net cash provided by operating activities	12.9	284.9
Changes in operating assets and liabilities, net	(16.3)	(14.6)
Net cash provided by operating activities	137.9	148.4
Net cash (used for) investing activities	(5.4)	(52.2)
Net cash (used for) financing activities	(175.1)	(2.5)
Effect of exchange rate changes on cash and cash equivalents	—	(0.2)
Net (decrease) increase in cash and cash equivalents	(42.6)	93.5
Cash and cash equivalents at beginning of year	136.9	45.3
Cash and cash equivalents at end of period	$94.3	$138.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted net sales, adjusted EBITDA, adjusted diluted earnings per share (EPS) and adjusted free cash flow.  Investors should not consider non-GAAP measures as a substitute for GAAP measures.  The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that will be recorded over the vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted earnings per share. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2021. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance.  The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.  A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding. Non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Earnings (Loss) from continuing operations, Reported	$51	$54	$143	$(119)
Add/(Less): Income tax expense (benefit), reported	17	15	48	(51)
Earnings (Loss) before tax, Reported	$67	$69	$191	$(170)
Add: Interest/other income and expense, net	5	3	13	381
Operating Income, Reported	$72	$72	$205	$211
Add: RIP expense (1)	1	1	4	4
Add: Acquisition-related impacts (2)	3	-	1	-
Add: Net environmental expenses	-	-	-	1
(Less): Gain on sale of idled China plant facility	-	(7)	-	(21)
Operating Income, Adjusted	$76	$67	$210	$195
Add: Depreciation	16	19	46	47
Add: Amortization	7	6	28	15
Adjusted EBITDA	$99	$92	$284	$257

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Income, Reported	$69	$58	$201	$174
Add: Net environmental expenses	-	-	-	1
Operating Income, Adjusted	$69	$58	$201	$175
Add: D&A	18	20	53	54
Adjusted EBITDA	$86	$79	$254	$228

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Income, Reported	$5	$9	$8	$21
Add: Acquisition-related impacts (1)	3	-	1	-
Operating Income, Adjusted	$8	$9	$9	$21
Add: D&A	5	4	21	8
Adjusted EBITDA	$13	$13	$29	$29

(1) Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Operating (Loss) Income, Reported	$(1)	$5	$(4)	$16
Add: RIP expense (1)	1	1	4	4
(Less): Gain on sale of idled China plant facility	-	(7)	-	(21)
Operating (Loss), Adjusted	-	-	(1)	(1)
Add: D&A	-	-	1	1
Adjusted EBITDA	-	-	-	-

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$56	$70	$138	$148
Net cash provided by (used for) investing activities	1	(63)	(5)	(52)
Net cash provided by operating and investing activities	$57	$7	$133	$96
Add: Acquisitions, net	1	74	1	74
(Less)/Add: Payments related to sale of international, net (1)	-	(20)	12	(21)
Add: Environmental payments, net	-	-	-	1
Add: Net Payments to WAVE for Portion of Proceeds from Sale of International Business	-	3	-	13
(Less): Proceeds from sale of Idled China Plant facility	-	(19)	-	(19)
Adjusted Free Cash Flow	$58	$46	$145	$145

(1)	Amounts for the three and nine months ended September 30, 2020 include related income tax impacts.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2021		2020		2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Earnings (Loss) from continuing operations, Reported	$51	$1.06	$54	$1.13	$143	$2.98	$(119)	$(2.48)
Add/(Less): Income tax expense (benefit), reported	17		$15		48		(51)
Earnings (Loss) from continuing operations before income taxes, Reported	67		$69		$191		$(170)
Add: RIP expense (1)	-		-		-		370
Add: Acquisition-related impacts (2)	3		-		1		-
Add: Acquisition related amortization (3)	4		2		18		4
(Less)/Add: Net environmental expenses	-		-		-		1
(Less): Gain on sale of idled China plant facility	-		(7)		-		(21)
Add: Accelerated Depreciation from closed facility	-		3		-		3
Adjusted earnings from continuing operations before income taxes	$74		$68		$210		$188
(Less): Adjusted income tax expense (4)	(18)		(17)		(53)		(46)
Adjusted net income	$56	$1.17	$51	$1.07	$157	$3.28	$142	$2.93
Adjusted EPS change versus Prior Year	9%				12%

Diluted Shares Outstanding (5)	47.8		48.0		48.0		48.3
Adjusted Tax Rate (6)	25%		25%		25%		25%

(1)

RIP expense represents the entire actuarial net periodic pension expense (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation accruals.

(3)   Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4)	Adjusted income tax expense is calculated using the adjusted tax rate multiplied by the adjusted earnings from continuing operations before income taxes.
(5)

Dilutive shares are as-reported. 2020 dilutive shares outstanding for the nine months ended September 30, 2020 include anti-dilutive common stock equivalents which are excluded from U.S. GAAP Accounting.

(6)	The tax rate for the three and nine months ended September 30, 2020 excludes the first quarter 2020 pension annuitization and the gain on the sale of our idled China facility.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2021
	Low		High
Net income	$189	to	$194
Add: Interest expense	23		23
(Less): RIP credit (1)	(4)		(4)
Add: Income Tax Expense	62		63
Operating income	$270	to	$277
Add: RIP expense (2)	4		4
Add: Depreciation	63		63
Add: Amortization	35		35
Adjusted EBITDA	$372	to	$378

(1)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2021 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2021
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$189	$3.94	to	$194	$4.04
Add: Interest expense	23			23
(Less): RIP Credit (2)	(4)			(4)
Add: Income tax Expense	62			63
Operating income	$270		to	$277
Add: RIP expense (3)	4			4
(Less): Interest expense	(23)			(23)
Add: Acquisition related amortization (4)	21			21
Adjusted earnings before income taxes	$272		to	$279
(Less): Income tax expense (5)	(68)			(70)
Adjusted net income	$204	$4.25	to	$209	$4.35

(1)	Adjusted EPS guidance for 2021 is calculated based on an adjusted effective tax rate of 25% and based on ~48 million of diluted shares outstanding.
(2)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3)

RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4)

Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(5)   Adjusted income tax expense is based on adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2021
	Low		High
Net cash provided by operating activities	$203	to	$213
Add: Return of investment from joint venture	75		80
Adjusted net cash provided by operating activities	$278	to	$293
Less: Capital expenditures	(80)		(85)
Adjusted Free Cash Flow	$198	to	$208